Exhibit 10.3

Delcath Systems, Inc.

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT

AND RESTRICTIVE COVENANTS AGREEMENT

This EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND RESTRICTIVE COVENANTS AGREEMENT (“Agreement”) is made and entered into this 31st day of August, 2020, between Delcath Systems, Inc., on behalf of itself and its predecessors, divisions, affiliates, successors, and assigns (collectively, the “Company”), and Gerard Michel (“Employee”).

WHEREAS, the Company wishes to obtain reasonable protection of its trade secrets and confidential and proprietary business and technical information which it has developed or acquired and will develop or acquire at substantial expense and effort and which the Company takes reasonable measures under the circumstances to protect from unauthorized use, disclosure and/or appropriation, and

WHEREAS, the Company wishes to obtain reasonable protection against unfair competition during the Employees employment by the Company and following termination of the Employee’s employment by the Company and, to further protect against unfair use of its trade secrets and confidential and proprietary business and technical information, the Company desires to have Employee execute this Agreement, and

WHEREAS, the Company wishes to obtain reasonable protection of its customer relationships, good will and relationships with its well-trained and stable workforce, for which the Company has invested and will invest substantial money and effort to develop and maintain, and

WHEREAS, by virtue of Employee’s employment with the Company, Employee will learn of, have access to, and/or develop confidential and proprietary information and trade secrets of the Company and will have contacts with the Company’s valuable customer base and its workforce, all of which the Company has a legitimate business interest in protecting, and

WHEREAS, the Employee is willing to execute this Agreement and grant the Company the benefits of the duties and restrictive covenants contained herein, which Employee agrees are material and necessary for the Company’s protection.

THEREFORE, in consideration of, and as a condition of, Employee’s initial and continuing employment by the Company and in consideration of the compensation and benefits paid to Employee and hereafter to be paid to Employee by the Company (including, for example, base salary, bonus opportunities and a grant of stock options) and the Confidential Information that will be entrusted to Employee in Employee’s capacity as an employee or agent of the Company, Employee agrees as follows:

1. NO PRIOR CONFLICTING CONTRACTS.

Employee represents that Employee’s employment or potential employment by the Company is not in violation of any contract or covenants (including any confidentiality, non-competition or non-solicitation agreement) to which Employee is a party with any employer, entity, or person, nor will Employee’s employment violate any decree, judgment or order to which Employment may be subject. Employee agrees not to use or disclose in Employee’s work with the Company any secret or confidential information of others, including prior employers, unless such information is rightfully possessed by the Company.

2. DEFINITIONS

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” is to be broadly defined as any information of a confidential, non-public or proprietary nature pertaining to the Company or to the business, operations, activities, products or services of the Company and that is used, developed, or obtained by the Company in connection with its business, including information obtained by Employee while employed by the Company and information developed by Employee in the course of employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information includes, but is not limited to, information, observations, and data concerning (i) the business or affairs of the Company; (ii) products or services; (iii) fees, costs, compensation, and pricing structures; (iv) designs; (v) chemical compositions, equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company’s products; (vi) proprietary technical information, strategies and/or specifications (including, but not limited to, supplier specifications); (vii) clinical trial data, as well as pre-clinical and clinical testing data and strategies, laboratory notes and laboratory notebooks and any protected health information that is created, received or maintained by the Company related to an individual’s health care that directly or indirectly identifies the individual; (viii) analyses; (ix) drawings, photographs and reports; (x) computer software, including operating systems, applications, and program listings; (xi) flow charts, manuals, and documentation; (xii) data or data bases; (xiii) accounting and business methods; (xiv) inventions, devices, new developments, research, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xv) customers and clients and customer or client lists; (xvi) other copyrightable works; (xvii) all production methods, processes, technology, trade secrets, copyrights, derivative works, mask works, know-how, and other intellectual property; (xviii) information about Company products already developed or that will be developed in the field of cancer treatment, including interventional oncology for the treatment of primary and metastatic liver cancers; (xix) expansion plans (including existing and entry into new geographic and/or product markets); (xx) information received in confidence by the Company from its customers, clients, suppliers, distributers, business partners or other third parties; and (xxi) all similar and related information in whatever form, such as files, letters, notes, analysis, emails, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing or derived from such information. Confidential Information will not include any information that has been published (other than a disclosure by Employee in breach of this Agreement) in a form generally available to the public prior to the date Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) Work Product. For purposes of this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, discoveries, methods, designs, processes, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed, or made as a Company employee prior to the effective date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

3. CONFIDENTIALITY REQUIREMENTS.

(a) Employee acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of Employee’s position with the Company, Employee will come into contact with, have access to and/or develop in the course of employment Confidential Information (as defined above) belonging to the Company. Employee acknowledges that the aforementioned Confidential Information is unique and not generally known to the public and has been developed, acquired and compiled by the Company at its great effort and expense. Employee further acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.

(b) Employee further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by Employee, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

(c) Accordingly, Employee agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during Employee’s employment or at any time after the termination of Employee’s employment with the Company, without specific prior written authorization from an executive officer of the Company. If Employee is an executive officer of the Company, Employee must obtain prior written authorization from the Chief Executive Officer. If Employee is the Chief Executive Officer of the Company, Employee must obtain prior written authorization from the Company’s Board of Directors. Employee further agrees to take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, and to observe all security policies implemented by the Company from time to time with respect to the Confidential Information.

(d) Employee further agrees to promptly deliver to the Company, upon the termination of Employee’s employment with the Company, or at any other time as the Company may so request, all Company property, including but not limited to laptops, personal digital assistants (PDAs), tablet devices, cell phones, digital storage media, and all documentation, memoranda, notes, customer lists, records, reports, blueprints, software, drawings, computer disks, programs, and any other documents (and all copies thereof) containing Confidential Information or Work Product or relating to the Company’s business and any property associated therewith, which Employee may then possess or have under Employee’s control. Following the termination of the employment relationship, Employee shall not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Work Product of the Company.

(e) Notice Pursuant to the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

4. THE COMPANY’S OWNERSHIP OF WORK PRODUCT.

(a) Employee acknowledges and agrees that all Work Product, including all inventions (whether patentable or not and whether new developments or improvements) and all business ideas (including copyrightable works), that relates directly to any business of the Company or its actual or demonstrably anticipated research or development, or results from Employee’s work for the Company, or uses the Company’s equipment, supplies, facilities or information (including trade secret information), and which Employee (alone or in conjunction with others) conceives or develops on the job or elsewhere while employed by the Company (including those that Employee conceived or developed as an employee prior to signing this Agreement) or within one year after the termination of the Employee’s employment, are and shall be the exclusive property of the Company, and Employee hereby assigns all right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein.

(b) Without limiting the Company’s rights under subsection (a) above, Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of Employee’s Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the United States Copyright Act, 17 U.S.C. § 101 et seq., and such copyrights are therefore owned by the Company.

(c) Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any written assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending, and enforcing the Company’s rights therein. Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company apply or join in in applying for copyrights, patents or trademarks or other equivalent protection for the Company in the United States or in other parts of the world for any Work Product. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product worldwide.

5. NON-COMPETITION.

(a) Employee acknowledges and agrees that the Company has invested and will invest substantial time, effort, resources and finances in the research, development and commercialization of the Company’s product(s) and is engaged in a highly competitive business and that, by virtue of the position in which Employee is employed, he or she will help create and will be given access to Confidential Information. If the Employee engages in any business that is competitive with the Company it will cause great and irreparable harm to the Company, the monetary loss from which would be difficult, if not impossible, to measure.

(b) Consequently, Employee covenants and agrees that so long as Employee is employed by the Company, and for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business, or in any manner compete with the Company, in any country in which the Company does business, without the Company’s specific written consent to do so. “Competing Business” shall mean any business that competes with the Company in the research, design, development, identification, manufacture, marketing, or sales of any drug, device or combination of drug and device for the treatment of any liver cancers or any targeted regional cancer or infectious disease drug delivery systems.

The restrictions contained in this section shall not prevent Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from Employee, satisfactory to the Company, to the effect that Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in this section, Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

Nothing in this Agreement shall be construed to prevent or otherwise restrict or limit the Employee from owning shares and investing (as a passive investor), directly or indirectly, in the stock of any publicly traded competing corporation whose shares are listed on a national securities exchange or traded in the over-the-counter market, but only if Employee does not own more than an aggregate of one percent (1%) of the outstanding stock of such corporation provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

6. NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES.

(a) Employee acknowledges and agrees that, during the course of Employee’s employment by the Company, Employee may come into contact with and become aware of some, most, or all of the Company’s customers and employees, past, present, and prospective, and their names and addresses, as well as other information about the customers and employees not publicly available. Employee further acknowledges and agrees that the loss of such customers and employees may cause the Company great and irreparable harm.

(b) Consequently, Employee covenants and agrees that, if Employee’s employment with the Company terminates, whether such termination is voluntary or involuntary, Employee will not, for a period of one (1) year following such termination, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit or attempt to solicit to do business that would compete with the Company in any of its or their material businesses, including, without limitation, the research, design, development, identification, manufacture, marketing, or sales of targeted regional cancer or infectious disease drug delivery systems. As part of this covenant, Employee shall not directly or indirectly solicit or attempt to solicit any business from, render services to, or accept business from any of the Company’s customers with whom/which Employee had material contact during the twenty four (24) months immediately preceding the termination of Employee’s employment with the Company, for the purpose of providing products or services competitive with the Company. As used in this Section, “material contact” shall mean the contact between Employee and each customer (i) with whom or which Employee dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Employee; or (iii) about whom or which Employee obtained confidential information in the ordinary course of business as a result of the Employee’s association with the Company.

(c) Employee also agrees that, for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit, induce or attempt to solicit or induce any (i) then current employee of the Company to leave employee’s employment with the Company to become employed by any person, firm, corporation, or other entity; or (ii) consultant, distributor, supplier, representative or agent of the Company to terminate or curtail its relationship with the Company.

7. ENFORCEMENT OF COVENANTS.

(a) Employee acknowledges and agrees that the obligations and restrictions, including their duration and scope, in Sections “3”, “4”, “5” and “6” are reasonably required for the protection of the legitimate interests of the Company in view of: the highly competitive nature of the businesses in which the Company is engaged; the fact that a business competitive with that of the Company may be carried on anywhere in the United States or elsewhere; and Employee’s exposure to the Company’s Confidential Information, Work Product, customers, suppliers, employees and other service providers by virtue of the employment retention relationship. Employee acknowledges and agrees that the post-employment covenants in Sections 5 and 6 would not prevent Employee from earning a living given his/her education, skills, experience and ability.

(b) Employee acknowledges that a breach by Employee of any of the terms of this Agreement will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, court costs, and attorneys’ fees.

(c) If the Company is required to enforce any of its rights hereunder through legal proceedings, Employee shall reimburse the Company for all reasonable costs, expenses, and attorneys’ fees incurred by the Company in connection with the enforcement of its rights hereunder.

(d) Employee understands and agrees that nothing in this Agreement creates a contract, express or implied, of employment for any specified period. Employee’s employment may be terminated by Employee or the Company at any time and for any reason or no reason, unless expressly limited by a separate writing executed by both the Company and Employee.

(e) Employee is hereby advised that he has the right to consult with counsel of his choosing prior to signing this Agreement, and Employee hereby acknowledges having consulted with counsel of his choosing prior to signing this Agreement. Employee further acknowledges and agrees that Executive received a copy of this Agreement with the Company’s offer of employment and that Executive had in excess of ten (10) days to review and consider this Agreement prior to commencing employment with the Company.

(f) If one or more provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Employee agrees the validity, legality, and enforcement of the remaining provisions of the Agreement shall not in any way be affected or impaired. Employee also agrees that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is reasonable in scope and that Employee will not raise any issue regarding the reasonableness of the Agreement as a defense in any proceeding to enforce the Agreement. If a court determines that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is not reasonable, the parties agree that the court may modify and reform such provisions to the maximum period of restriction, activities, term, or geographic scope that the court deems reasonable, whether by rewriting the provision, deleting any or all of the provision, adding additional language to this Agreement, or by making such other modification as the court deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

8. WAIVER OF BREACH.

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee, and the failure of the Company to take action against any other employee(s) for similar breach(es) on their part, shall not be construed as a waiver of a breach by Employee.

9. AGREEMENT BINDING.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, and administrators of Employee. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party.

10. APPLICABLE LAW AND CHOICE OF FORUM.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, where the Company’s principal corporate office and Employee’s principal place of employment are located. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, and the parties having a substantial connection with the State of New York, agree that any action or proceeding with respect to this Agreement shall be brought in a state or federal court located within the State of New York. The parties consent to the personal jurisdiction of the state and federal courts of New York should a legal action to enforce this Agreement be necessary. In the event the Company may relocate its principal corporate office to a state other than New York during the period of Employee’s employment, the parties mutually agree to amend this Agreement as may be necessary to (a) conform to the laws of the state of the Company’s new principal corporate office and carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by such state’s laws; and (b) reflect that any action or proceeding with respect to this Agreement shall then be brought in a state or federal court located within the state of the Company’s new principal corporate office and that the parties consent to the personal jurisdiction of such state and federal courts should a legal action to enforce this Agreement be necessary.

11. MODIFICATION.

This Agreement may only be modified by the express written consent of both parties.

12. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between Company and Employee with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements and understandings related to the same subject matter between the parties.

13. SECTION HEADINGS

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

I have read and understand this Agreement and I agree to abide by its terms.

GERARD MICHEL		DELCATH SYSTEMS, INC.

/s/ Gerard Michel		/s/ Roger G. Stoll
(Signature)		(Signature)

Date	8/30/2020	Roger G. Stoll
Name

/s/ Shuree Harrison		Chairman
Witness		Title
8/31/20
Date

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